Exhibit 10.20
Employment Agreement
This Employment Agreement (this “Agreement”) is made effective as of February 9, 2018 (the “Effective Date”), by and between Core & Main LP (“C&M” or “Company”), of 1830 Craig Park Court, Maryland Heights, Missouri, 63146 and Mark Whittenburg.
WHEREAS, C&M is engaged in the business of the distribution of water, sewer, storm, fusible piping and fire protection infrastructure products;
WHEREAS, Employee will primarily perform the job duties of General Counsel at the following location: 1830 Craig Park Court, Maryland Heights, Missouri;
WHEREAS, C&M desires to engage the services of Employee subject to the terms and conditions of this Agreement; and
WHEREAS, Employee is willing to be employed by C&M subject to the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency are hereby acknowledged, the parties agree as follows:
1. EMPLOYMENT. Effective as of the Effective Date, C&M shall employ Employee as General Counsel. Employee shall provide to C&M the services customary and reasonable to the position of General Counsel. Employee accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of C&M’s Chief Executive Officer.
2. BEST EFFORTS OF EMPLOYEE. Effective as of the Effective Date, Employee agrees to perform to the best of Employee’s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement. Employee shall devote Employee’s full business time to the rendition of such Services, subject to absences for customary vacations and for illness, or other job-protected absences and holidays observed by the Company. In addition, Employee will not engage in any other gainful employment which requires Employee’s personal attention if such employment creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Employee may personally trade in stock, bonds, securities, commodities or real estate investments for Employee’s own benefit, so long as such activities do not interfere with employees duties to C&M.
3. COMPENSATION AND BENEFITS OF EMPLOYEE.
a.Base Compensation. As compensation for the services provided by Employee under this Agreement, during Employee’s employment with C&M, C&M will pay Employee a minimum annual base salary of $290,000 less authorized deductions, payable in equal bi-weekly installments in accordance with the Company’s normal payroll practices.
Employee’s base salary shall be periodically reviewed during the period that the Company conducts reviews for employees at a level comparable to Employee, and Employee’s base salary shall be subject to increase at the sole discretion of the Company based on Employee’s level of performance and the overall performance of the Company. Employee’s base salary shall be payable in accordance with the Company’s normal payroll practices and procedures. Upon termination of Employee’s employment, payments under this paragraph shall cease; provided, however, that Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Employee has not yet been paid, and for any bonus earned in accordance with C&M’s customary procedures, if applicable. Accrued vacation will be paid at the next scheduled pay period after termination of this Agreement in accordance with C&M policy. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

b.Incentive and Deferred Compensation. During Employee’s employment with C&M, Employee shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of C&M, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Employee shall be eligible for a target annual bonus opportunity equal to 40% of Employee’s base salary (the “Annual Bonus”). The actual payout of the Annual Bonus will be based on the satisfaction of performance metrics established by the Board.
c.Employee Benefits. During Employee’s employment with C&M, Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other Company executive or officers participate. The terms and conditions of Employee’s participation in C&M’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program. In addition to the previously-identified benefits, Employee shall be entitled to 4 weeks of paid vacation to be taken in accordance with C&M policies in effect from time to time.
4. EXPENSE REIMBURSEMENT. During Employee’s employment with C&M, C&M will reimburse Employee for “out-of-pocket” expenses incurred by Employee in accordance with C&M’s policies in effect from time to time.
5. INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by C&M (whether during business hours or otherwise and whether on C&M’s premises or otherwise) which relate to C&M’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to C&M and are and shall be the sole and exclusive property of C&M.
6. TERM/TERMINATION.
a.Notice. Employee’s employment under this Agreement shall be for an unspecified term on an “at will” basis. Employee’s employment may be terminated by C&M or by Employee upon 30 days’ written notice to the other.
b.Severance. Subject to Section 6(e), if C&M terminates Employee’s employment `other than for Cause (as defined below), Employee shall continue to receive, as severance pay, one times the sum of Employee’s current base salary and target annual bonus opportunity (the “Severance Pay”), to be paid over the twelve months following the date of termination (the “Severance Period”) in substantially equal payments. In addition, subject to Section 6(e), subject to Employee enrolling in COBRA continuation coverage, C&M shall, over the twelve months following the date of termination, pay Employee an amount equal to the monthly cost of Employee purchasing COBRA coverage for Employee and Employee’s covered dependents (the “Benefit Continuation”), except that the Benefit Continuation shall cease in the event that Employee becomes eligible for coverage from a subsequent employer. As used in this Agreement, “Cause” means (i) Employee’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or a comparable classification in a jurisdiction that does not use these terms); (ii) Employee’s willful or grossly negligent failure to perform Employee’s employment-related duties for the Company; or (iii) Employee’s material breach of this Agreement or any noncompetition, nondisclosure or nonsolicitation provision to which Employee is a party or by which Employee is bound. The Company may terminate Employee’s employment at any time without notice for Cause; provided, that, in the case of clause (ii) and (iii) of the definition of Cause, if such event is determined by the Board to be reasonably susceptible to cure, the Company shall provide Employee with not less than thirty (30) days to cure such event. If the Company terminates the Employee’s employment for Cause, the Company shall pay the Employee only the portion of the Employee’s then current salary and any other wages accrued but unpaid as of the termination date, which shall be payable upon termination as required by applicable law.

c.Change in employment. In the event that (A) C&M (i) assigns Employee any duty materially inconsistent with Employee’s position, (ii) reduces Employee’s base annual salary, (iii) materially breaches this Agreement, or (iv) relocates Employee’s primary work location by more than 50 miles, in each case without the consent of Employee, (B) Employee provides at least ten (10) business days’ written notice to the Company of such event, (C) the Company fails to reasonably cure such event within thirty (30) days following its receipt of such written notice and (D) Employee resigns from C&M within ten (10) business days following the end of such thirty (30) day period, then Employee shall have all the same rights and remedies under this Agreement as if C&M had terminated Employee’s employment without Cause.
d.Outplacement Services. Upon termination of Employee’s employment without Cause and subject to Section 6(e), the Company shall provide with customary outplacement services (the “Outplacement Services”), except that the maximum cost to C&M of providing such outplacement services shall not exceed $10,000.
e.Mutual Release. Employee shall not be entitled to the Severance Pay, Benefit Continuation or Outplacement Benefits unless Employee executes and delivers to C&M, within thirty (30) days following the date of termination, a fully effective release in form and substance mutually acceptable to C&M, by which Employee and C&M mutually release each other from any obligations and liabilities of any type whatsoever under this Agreement, except that (A) Employee shall not release C&M’s obligations with respect to the Termination Compensation and Employee’s rights with respect to any equity compensation held by Employee, and (B) C&M shall not release any act by Employee that constitutes a crime or other willful misconduct. In addition, the release of claims shall not affect Employee’s right to indemnification, if any, for actions taken within the scope of Employee’s employment. The first installment of the Severance Pay shall be paid on the first payroll period occurring on or after the date that is forty-five (45) days following the date of termination and shall include any installment of severance pay that would have been paid if the release of claims had been effective on the date of termination.
7. COMPLIANCE WITH EMPLOYER’S RULES. During Employee’s employment with C&M, Employee agrees to comply with all of the policies, rules and regulations of C&M.
8. RETURN OF PROPERTY. Upon termination of Employee’s employment, Employee shall deliver to C&M all property which is C&M’s property or related to C&M’s business (including keys, records, notes, data, memoranda, models, and equipment) that is in Employee’s possession or under Employee’s control.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:
If to C&M, to:
Core & Main LP
Laura Schneider
Chief Human Resources Officer
1830 Craig Park Court
Maryland Heights, Missouri 63146
With a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Jonathan F. Lewis
Email: jflewis@debevoise.com
If to Employee, to the most recent address in C&M’s records, which Employee shall update from time to time. The parties’ addresses shall be changed from time to time by either party by providing written notice in the manner set forth above.
10. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event C&M is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Employee are personal and may not be assigned by Employee.
11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.
12. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.
13. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
15. APPLICABLE LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by the laws of the State of Missouri. THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THE COMPANY OR EMPLOYEE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16. APPLICABILITY OF SECTION 409A OF THE CODE. It is intended that this Agreement comply with section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates while employed by C&M or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary C&M policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service” within the meaning of Section 409A. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made shall be solely in the discretion of C&M. The installments of the Severance Pay shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A.
17. COUNTERPARTS; DELIVERY. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed electronically and delivered by .pdf file or other electronic means, and such execution and delivery shall have the same effect as the manual execution of an original copy.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

C&M:

Core & Main LP

By: /s/ Steve LeClair	Date: February 9, 2018
Name: Steve LeClair
Title: CEO

AGREED TO AND ACCEPTED

EMPLOYEE:

By: /s/ Mark Whittenburg	Date: February 12, 2018
Name: Mark Whittenburg